EXHIBIT 99.1

FOR RELEASE	FOR MORE INFORMATION, CONTACT
May 4, 2026	Lisa F. Campbell | EVP | Chief Financial Officer
F&M Bank Corp.	540-896-1705
OTCQX: FMBM	fmbankva.com

F&M BANK CORP. RECORDS BOOST TO NET INCOME
WITH AFTER-TAX GAIN OF $3.8 MILLION

The one-time gain resulted from the Company’s investment in Richmond, Virginia-based

Bearing Insurance Group, Inc., which was sold on April 30, 2026.

Timberville, VA / May 4, 2026 . . . F&M Bank Corp. (the “Company” or “F&M”), (OTCQX: FMBM), the parent company of Farmers & Merchants Bank (“F&M Bank” or the “Bank”), today reported that it has recorded a one-time, pre-tax gain of $4.8 million, resulting in after-tax net income of $3.8 million. The gain is the result of the sale of Richmond-based Bearing Insurance (“Bearing”), in which F&M held an investment of four (4) units collectively valued at $223,922. The sale, which was finalized on April 30, 2026, after receiving member approval and all other necessary approvals, called for each unit to be valued at $1,265,073, resulting in proceeds to F&M of $5.1 million.

“Along with our management team and Board of Directors, I am excited about this one-time gain and the opportunities it offers F&M,” said CEO Mike Wilkerson. “It will enable us to consider the timing of a number of corporate initiatives that are part of our strategic growth plan and possibly bring the timing of them forward. These initiatives were developed to continue building on the strength and reach of F&M Bank as we serve and support the businesses, individuals, and families who, like us, call the Shenandoah Valley home.

“In a recent letter to our shareholders, I reminded them of how we have always been a growth-oriented company and how the environment we are in continuously evolves, including many things that are beyond our control. This gain represents an unanticipated opportunity for F&M at a time when we are demonstrating consistent and strong performance.”

F&M will recognize the proceeds from the sale during second quarter 2026 as a one-time, non-recurring gain. As a result of the transaction, we estimate book value per share and tangible book value per share (unaudited) of F&M stock will each increase by $1.07 based on 3,583,785 shares outstanding on April 30, 2026.

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ABOUT US

F&M Bank Corp. is an independent, locally owned, financial holding company offering a full range of financial services through our subsidiary, Farmers & Merchants Bank’s (F&M Bank), fourteen banking offices in Rockingham, Shenandoah, and Augusta counties, Virginia, and the cities of Winchester and Waynesboro, Virginia. The Company also owns VSTitle, a title company subsidiary. Founded in 1908 as a community venture to serve the farmers and merchants of the Shenandoah Valley, where both the Company and the Bank are headquartered, F&M Bank remains as committed as ever to the success of the agricultural industry, small business ventures, and the nonprofit sector.F&M’s values, which are gregarious, resolute, original, and wholehearted (G.R.O.W.), combined with our brand pillars of sustenance, security, and enrichment, shape the Company’s decision-making, philanthropy, and volunteerism. The only publicly traded organization based in Rockingham County, we offer a diverse suite of financial products and services, and a strong team dedicated to living our mission of being the financial partner of choice in the Shenandoah Valley, both today and tomorrow, as we have been since 1908. Additional information may be found by visiting our website, fmbankva.com.

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible book value per share, to supplement the evaluation of the Company’s financial condition and performance. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that is essential to a proper understanding of the Company’s operating results. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A definition of tangible book value per share is included in the footnotes to the table accompanying this release.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined by federal securities laws, which are subject to significant risks and uncertainties. These include statements regarding future plans, strategies, results, or expectations that are not historical facts, and are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “will,” “estimate,” “project” or similar expressions. These statements are based on estimates and assumptions, and our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Our actual results could differ materially from those contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in local and national economies or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; changes in tariffs and trade barriers, including potential changes in U.S. and international trade policies and the resulting impact on the Company and the Bank’s borrowers; and other factors. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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